Exhibit 99.1

Letter to employees from EA’s CEO, Andrew Wilson:

Subject: Continuing to evolve our business and teams

Team,

We are entertaining, inspiring, and connecting more people with more content and deeper experiences than ever before. Over the last year, we have organized our company to further empower our creative leaders to deliver our strategic priorities of entertaining massive online communities, telling blockbuster stories, and harnessing the power of community in and around our games. These actions have positioned us to build bigger, bolder experiences for hundreds of millions of players and fans around the world.

We are also leading through an accelerating industry transformation where player needs and motivations have changed significantly. Fans are increasingly engaging with the largest IP, and looking to us for broader experiences where they can play, watch, create content, and forge deeper connections. Our industry exists at the cutting edge of entertainment, and in today’s dynamic environment, we are advancing the way we work and continuing to evolve our business.

As a company full of creators and storytellers, we believe in the value of teams innovating together, and continue to learn and adopt new ways of collaborating to grow and serve our global communities. Given how and where we are working, we are continuing to optimize our global real estate footprint to best support our business. We are also sunsetting games and moving away from development of future licensed IP that we do not believe will be successful in our changing industry. This greater focus allows us to drive creativity, accelerate innovation, and double down on our biggest opportunities — including our owned IP, sports, and massive online communities — to deliver the entertainment players want today and tomorrow. Lastly, we are streamlining our company operations to deliver deeper, more connected experiences for fans everywhere that build community, shape culture, and grow fandom.

In this time of change, we expect these decisions to impact approximately 5 percent of our workforce. I understand this will create uncertainty and be challenging for many who have worked with such dedication and passion and have made important contributions to our company. While not every team will be impacted, this is the hardest part of these changes, and we have deeply considered every option to try and limit impacts to our teams. Our primary goal is to provide team members with opportunities to find new roles and paths to transition onto other projects. Where that’s not possible, we will support and work with each colleague with the utmost attention, care, and respect. Communicating these impacts has already begun and will be largely completed by early next quarter.

I want to extend my appreciation to everyone who has helped contribute to EA’s ongoing story. We are a team that leans into our values to lead the future of entertainment, and I look forward to what we will create together. Thank you for all that you do.

Andrew